T. ROWE PRICE INVESTMENT CHIEF M. DAVID TESTA TO RETIRE IN APRIL 2004

Veteran Value Manager Brian Rogers to add CIO Duties to Portfolio Management
Responsibilities

BALTIMORE (December 18, 2003) – T. Rowe Price today announced that, as part of a planned succession, Vice Chairman and Chief Investment Officer M. David Testa will turn over his responsibilities as CIO to Brian C. Rogers at the end of this year and will retire from the firm and the T. Rowe Price Group Board of Directors in April 2004. Upon his retirement, Mr. Testa’s management responsibility for the firm’s investment divisions will transition to T. Rowe Price Chairman and President George A. Roche.

Mr. Rogers, 48, who joined the firm in 1982 and has managed the T. Rowe Price Equity Income Fund since its 1985 inception, as well as other institutional equity portfolios, will retain his portfolio management responsibilities. Mr. Rogers will also continue as a member of the firm’s Management Committee and Board of Directors.

“David has had a highly successful investment career spanning more than 30 years with T. Rowe Price and we respect his desire to bring his career to a close and explore other life interests,” Mr. Roche said. “He has been planning his departure for some time and is retiring at a time when the firm is in a strong position financially and competitively. T. Rowe Price managed investment portfolios have generally enjoyed strong relative performance in recent years.”

During his tenure, Mr. Testa, 59, was an innovator in the development of international investing for U.S.-based investors and in 1979 was instrumental in establishing the joint venture that became T. Rowe Price International. He also served for a decade as portfolio manager of the T. Rowe Price Growth Stock Fund, and later served as Director of the firm’s Equity Division.

“While David’s leadership will be missed, Brian Rogers’ extensive investment experience and strategic insight, combined with the high regard in which he is held by portfolio managers, research analysts, and clients, make him uniquely qualified to assume the CIO role for the firm,” Mr. Roche said. “During his tenure, Brian has helped build one of the most capable large-cap value investment teams in the industry, and he has contributed significantly to helping shareholders and clients achieve their investment goals. This is a role Brian enjoys and intends to continue, even as he expands his overall responsibilities within the organization. The job of CIO at T. Rowe Price has been combined with other duties for much of the firm’s history, so it is consistent that Brian continues to manage client assets.”

“The transition from David to me will not affect the way we manage our clients’ investments,” Mr. Rogers said. “Several key principles are integral to our investment philosophy and have stood the test of time – portfolio manager stability, independent investment research, disciplined style consistency, prudent risk management, and a commitment to excellence across asset classes and investment strategies. These principles, which have served our investors extremely well, will not change.”

In contrast to its role at some other investment firms, the Chief Investment Officer at T. Rowe Price does not act as a chief investment strategist in determining day-to-day investment strategy or allocations. Rather, the CIO at T. Rowe Price provides intellectual leadership, philosophical direction, and a long-term perspective to the investment management process, while also adding an investment perspective to the firm’s corporate decision-making. The CIO also participates as a member of the firm’s three investment steering committees, which help ensure that portfolios are managed in a manner consistent with their charters and the firm’s investment disciplines and philosophy. Mr. Rogers, already a member of the U.S. Equity and Global Fixed Income steering committees, will join the T. Rowe Price International Steering Committee. Upon Mr. Testa’s retirement, Mr. Rogers will be recommended to replace him as a director on the boards of the T. Rowe Price mutual funds.

Founded in 1937, Baltimore-based T. Rowe Price (Nasdaq: TROW) is a global investment management firm with $168.9 billion in assets under management as of September 30, 2003. The firm provides a broad array of mutual funds, sub-advisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

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